EXHIBIT 99.1

Crescent Financial Corporation Announces 44 Percent Quarterly Increase in Net Income for Second Quarter

CARY, N.C., July 17, 2007 (PRIME NEWSWIRE) -- Crescent Financial Corporation (Nasdaq:CRFN), parent company of Crescent State Bank headquartered in Cary, North Carolina, announced unaudited net income for the quarter ended June 30, 2007 of $1,448,000, reflecting a 44% increase over net income of $1,003,000 for the prior year quarter. Diluted earnings per share for both three-month periods was $0.15. Per share calculations have been adjusted to reflect the 11-for-10 stock split declared on April 18, 2007 and payable on May 22, 2007 to stockholders of record May 11, 2007. Comparative diluted earnings per share results were impacted by the 2,432,000 shares issued on August 31, 2006 in connection with the acquisition of Port City Capital Bank. Net income for the period ended June 30, 2007 included several non-recurring expense items. During June 2007, Port City Capital Bank, formerly a separate banking subsidiary of Crescent Financial Corporation, was merged into Crescent State Bank. Expenses related to the merger incurred during the second quarter amounted to $146,000, pre-tax. Additionally, the Company incurred $44,000 of legal and consulting expenses during the second quarter which are deemed to be non-recurring. The after tax impact of these expenses was approximately $122,000.

The increase in earnings resulted from strong earning asset growth, which was partially offset by a lower net interest margin. Net interest income increased by 56% from $4.2 million in the second quarter of 2006 to $6.6 million in the current quarter. Average earning assets grew by $277.8 million, from $427.8 million to $705.6 million, of which approximately $153.9 million was attributable to the acquisition of Port City Capital Bank and $123.9 million represented organic growth. Net interest margin was 3.73% for the quarter ended June 30, 2007 compared with 3.95% for the prior year quarter. Strong loan demand, the competitive loan pricing environment in our markets, reliance on wholesale forms of funding and the flat interest rate yield curve have caused downward pressure on net interest margin.

Non-interest income grew by $28,000 or 5% from $619,000 for the prior year quarter to $647,000 for the three months ended June 30, 2007. Earnings on cash value of bank owned life insurance increased by $43,000 and revenue from service charges and other deposit related fees increased by $14,000. Fees earned on origination of brokered residential mortgage loans declined by $30,000 from $165,000 to $135,000. The decrease in origination revenue is indicative of slower home sales compared to a year ago.

Non-interest expenses increased by $1.5 million or 49% from $3.1 million during the second quarter of 2006 to $4.6 million for the current year quarter. A portion of that increase is attributed to the acquisition of Port City Capital Bank in the third quarter of 2006. Total non-interest expenses attributed to Port City for the second quarter of 2007 were approximately $910,000. Personnel expense experienced the largest increase over the past year growing from $1.7 million to $2.5 million. The Company has added head count in several operational areas over the past year in order to strengthen the infrastructure needed to further expand the franchise. The provision for loan losses was $322,000 during the current quarter compared with $164,000 for the prior year period.

For the six months ended June 30, 2007, the Company reported net income of $2,914,000 reflecting a 47% increase when compared to net income of $1,986,000 for the six months ended June 30, 2006. Diluted earnings per share was $0.30 for both of the two comparative periods. Net interest income increased by $4.5 million or 55% from $8.3 million for the prior year period to $12.8 million for the current six-month period. The net interest margin for the current six-month period was 3.77% compared to 4.02% for the prior year period. Non-interest income increased by $61,000 or 5%. Non-interest expenses increased by $2.9 million or 48%. Non interest expenses attributable to the Port City subsidiary for the six-month period ended June 20, 2007 were approximately $1.4 million of the total increase. The provision for loan losses for the current six-month period was $682,000 compared with $434,000 for the prior year period.

Crescent Financial Corporation reported total assets on June 30, 2007 of $782.3 million reflecting a 66% increase over total assets of $470.8 million on June 30, 2006. Total net loans increased by 67% from $360.4 million a year ago to $600.8 million at June 30, 2007. Total deposits increased 67% from $369.6 million to $617.8 million and total borrowings increased by 34% from $56.2 million to $75.2 million. Total stockholders' equity grew by 100% from $43.0 million to $86.0 million due in large part to the acquisition of Port City Capital Bank.

Mike Carlton, President and CEO, stated, "On June 15th, we merged Port City Capital Bank into Crescent State Bank. This successful conversion was made possible by the tremendous effort and dedication of our employees. With the conversion behind us, we can now focus our attention on the future of Crescent Financial Corporation. The current interest rate environment is challenging, but we are poised to continue growing both our franchise and our earnings."

Crescent State Bank is a state chartered bank operating eleven banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh and Wilmington, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank's website at www.crescentstatebank.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation's recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

 Crescent Financial Corporation
 Consolidated Balance Sheet
 (Amounts in thousands except share and per share data)
 (Unaudited)

            June 30,    March 31,   Dece. 31,   Sept. 30,   June 30,
              2007        2007       2006 (a)     2006        2006
           ----------  ----------  ----------  ----------  ----------
 ASSETS
 Cash and
  due from
  banks    $   14,350  $   12,731  $   14,295  $   14,046  $   12,263
 Interest
  earning
  deposits
  with
  banks         1,021         209         763         812         207
 Federal
  funds
  sold         16,664      13,158          92      11,556       8,738
 Investment
  securities
  available
  for sale at
  fair value   88,240      86,360      84,723      83,827      64,397
 Loans        608,318     586,148     549,819     526,066     365,174
 Allowance
  for loan
  losses       (7,536)     (7,277)     (6,945)     (6,573)     (4,772)
           ----------  ----------  ----------  ----------  ----------
   Net
    Loans     600,782     578,871     542,874     519,493     360,402
 Accrued
  interest
  receivable    3,422       3,263       3,046       2,950       2,146
 Federal Home
  Loan Bank
  stock         4,271       4,181       3,583       3,133       3,072
 Bank
  premises
  and
  equipment     6,923       6,710       5,908       5,818       5,067
 Investment in
  life
  insurance     8,947       8,858       5,683       5,633       5,583
 Goodwill      30,233      30,225      30,225      30,284       3,600
 Other
  assets        7,369       6,911       6,717       6,619       5,288
           ----------  ----------  ----------  ----------  ----------

   Total
    Assets $  782,222  $  751,477  $  697,909  $  684,171  $  470,763
           ==========  ==========  ==========  ==========  ==========

 LIABILITIES
  AND
  STOCKHOLDERS'
  EQUITY
 LIABILITIES
  Deposits
   Demand  $   81,181  $   74,127  $   70,420  $   74,875  $   52,179
   Savings    101,429      95,744      78,379      74,277      33,664
   Money
    market
    and NOW    97,146     101,088      97,343     110,235      85,342
   Time       338,057     319,050     295,739     280,844     198,444
           ----------  ----------  ----------  ----------  ----------
   Total
    Deposits  617,813     590,009     541,881     540,231     369,629

 Short-term
  borrowings       --      18,000      24,451      14,741      16,000
 Long-term
  debt         75,248      55,248      45,248      45,248      40,248
 Accrued
  expenses
  and other
  liabil-
  ities         3,118       3,179       3,295       2,697       1,922
           ----------  ----------  ----------  ----------  ----------

   Total
    Liabil-
    ities     696,179     666,436     614,875     602,917     427,799

 STOCKHOLDERS'
  EQUITY
 Common stock   9,187       8,302       8,265       8,249       5,798
 Additional
  paid-in
  capital      72,554      62,832      62,659      62,522      28,829
 Retained
  earnings      5,285      14,076      12,611      10,967       9,693
 Accumulated
  other
  comprehensive
  loss           (983)       (169)       (501)       (484)     (1,356)
           ----------  ----------  ----------  ----------   ----------

   Total
    Stockholders
    Equity     86,043      85,041      83,034      81,254      42,964

   Total
    Liabilities
    and
    Stockholders
    Equity $  782,222  $  751,477  $  697,909  $  684,171  $  470,763
           ==========  ==========  ==========  ==========  ==========

   Ending
    shares
    outstanding
    (b)     9,187,468   9,132,055   9,091,650   9,073,519   6,378,064
   Book
    value
    per
   share   $     9.37  $     9.31  $     9.13  $     8.96  $     6.74

 Crescent Financial Corporation
 Consolidated Income Statements
 (Amounts in thousands except share and per share data)
 (Unaudited)               For the three-month period ended
                June 30,   March 31,  Dec. 31,   Sept. 30,  June 30,
                  2007       2007       2006       2006       2006
               ---------- ---------- ---------- ---------- ----------
 INTEREST
  INCOME
 Loans         $   12,331 $   11,575 $   11,125 $    8,516 $    7,019
 Investment
  securities
  available
  for sale          1,096      1,061      1,038        877        724
 Fed funds sold
  and other
  interest            175        121        125        129         51
               ---------- ---------- ---------- ---------- ----------
  Total
   Interest
   Income          13,602     12,757     12,288      9,522      7,794
               ---------- ---------- ---------- ---------- ----------
 INTEREST
  EXPENSE
 Deposits           5,965      5,561      5,161      3,824      2,831
 Short-term
  borrowings          209        290        234        164        213
 Long-term debt       859        662        649        620        534
               ---------- ---------- ---------- ---------- ----------
 Total Interest
   Expense          7,033      6,513      6,044      4,608      3,578
               ---------- ---------- ---------- ---------- ----------
  Net Interest
   Income           6,569      6,244      6,244      4,914      4,216
 Provision for
  loan losses         322        359        374        182        164
               ---------- ---------- ---------- ---------- ----------
 Net interest
   income after
   provision
   for loan
   losses           6,247      5,885      5,870      4,732      4,052
               ---------- ---------- ---------- ---------- ----------
 Non-interest
  income

  Mortgage loan
   origination
   income             135        115        138        193        165
  Service
   charges and
   fees on
   deposit
   accounts           322        348        341        321        308
  Realized
   gain/loss
   on sale of
   securities          --         --         --         --         --
  Other               190        166        222        181        146
               ---------- ---------- ---------- ---------- ----------
  Total
   non-interest
   income             647        629        701        695        619

 Non-interest
  expense

  Salaries and
   employee
   benefits         2,535      2,404      2,169      1,899      1,670
  Occupancy and
   equipment          564        548        547        512        489
  Data
   processing         257        261        260        205        186
  Other             1,267      1,007      1,003        816        759
               ---------- ---------- ---------- ---------- ----------
 Total non-
   interest
   expense          4,623      4,220      3,979      3,432      3,104
               ---------- ---------- ---------- ---------- ----------
 Income before
   income taxes     2,271      2,294      2,592      1,995      1,567

 Income taxes         823        828        949        721        564
               ---------- ---------- ---------- ---------- ----------
 Net income    $    1,448 $    1,466 $    1,643 $    1,274 $    1,003
               ========== ========== ========== ========== ==========
 NET INCOME
 PER COMMON
  SHARE  (b)
  Basic             $0.16      $0.16      $0.18      $0.17      $0.16
                    =====      =====      =====      =====      =====
  Diluted           $0.15      $0.15      $0.17      $0.16      $0.15
                    =====      =====      =====      =====      =====

 WEIGHTED
  AVERAGE
  COMMON SHARES
  OUTSTANDING (b)

  Basic         9,140,356  9,093,392  9,074,681  7,282,417  6,372,323
               ========== ========== ========== ========== ==========
  Diluted       9,626,134  9,611,833  9,566,909  7,788,370  6,628,300
               ========== ========== ========== ========== ==========

  Return on
   average
   assets            0.76%      0.82%      0.95%      0.94%      0.88%
  Return on
   average
   equity            6.73%      7.06%      7.90%      8.99%      9.33%
  Net interest
   margin            3.73%      3.81%      3.92%      3.89%      3.95%
  Allowance for
   loan losses
   to avg loans      1.24%      1.24%      1.26%      1.25%      1.31%
  Nonperforming
   loans to
   total loans       0.10%      0.10%      0.02%      0.02%      0.07%
  Nonperforming
   assets to
   total assets      0.09%      0.10%      0.03%      0.05%      0.06%

  (a) Derived from audited consolidated financial statements.
  (b) Adjusted, where applicable, for the stock split effected as a
      10% stock dividend declared on April 18, 2007 to be paid on
      May 22, 2007 to stockholders of record on May 11, 2007.

CONTACT:  Crescent Financial Corporation
          Michael G. Carlton, President and CEO
          Bruce W. Elder, Vice President
          (919) 466-1005